Amendment #4

to the

AUTOMATIC AND FACULTATIVE

YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

EFFECTIVE January 1, 2005

Between

THE PRUDENTIAL LIFE INSURANCE COMPANY OF AMERICA

(THE COMPANY)

And

GENERAL RE LIFE CORPORATION

(THE REINSURER)

The parties hereby agree to the following:

1.	Section 28, CONFIDENTIALITY is replaced in its entirety by the following:

CONFIDENTIALITY AND PRIVACY OF PERSONAL INFORMATION

a.	Confidentiality of Company Confidential Information

THE REINSURER agrees to regard and preserve as confidential all information and material which is related to THE COMPANY’s business that may be obtained by THE REINSURER from any source as a result of this Agreement. THE REINSURER will not, without first obtaining THE COMPANY’s prior written consent disclose to any person, firm or enterprise, or use for its own benefit or for the benefit of any third party any Company Confidential Information. “Company Confidential Information” includes, but is not limited to any and all financial data, statistics, programs, research, developments, information relating to THE COMPANY’s insurance and financial products, planned or existing computer systems architecture and software, data, and information of THE COMPANY as well as third party confidential information to which THE COMPANY has access. THE REINSURER will keep and maintain all Confidential Information in confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure and will use and disclose Company Confidential Information solely: i) for the purposes for which such information, or access to it, is provided pursuant to the terms of this Agreement; ii) to fulfill its obligation under the Agreement; or (iii) in order to aggregate data with other companies’ data for the purpose of creating mortality or lapse models, provided the data is not personally identifiable as belonging to a party or an insured. Company Confidential Information does not include Personal Information as defined and discussed below.

Notwithstanding the foregoing, the provisions of this ‘Confidentiality of Company Confidential Information’ section shall not apply with respect to disclosing of the Product, the Specifications and/or Company Confidential Information which is already known to THE REINSURER or is or becomes publicly known through no wrongful act of THE REINSURER; or is received from a third party without similar restriction and without breach of this Agreement; or is independently developed by THE REINSURER; or is approved for release by written authorization of THE COMPANY; or is placed in or becomes part of the public domain pursuant to or by reason of operation of law.

THE REINSURER shall be permitted to disclose Company Confidential Information only to its employees having a need to know such information in connection with the performance under this Agreement. THE REINSURER shall instruct all employees who access Company Confidential Information as to their obligations under this Agreement, and THE REINSURER shall be responsible for all such employees’ compliance with the terms of this Agreement. If

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THE REINSURER is required by law to disclose Company Confidential Information, THE REINSURER shall promptly notify THE COMPANY in writing in advance of such disclosure, and provide THE COMPANY with copies of any related information so that THE COMPANY may take appropriate action to protect the Company Confidential Information.

Notwithstanding the foregoing, it is understood and agreed that THE REINSURER may disclose Company Confidential Information as required by an arbitration panel deciding a dispute arising under this agreement or in accordance with applicable law, court order, or as required by any regulatory authority having jurisdiction over THE REINSURER. THE REINSURER shall be permitted to disclose Company Confidential Information if the proposed recipient of Company Confidential Information has agreed in writing to protect the Company Confidential Information to the standards of this section in the following circumstances: (1) for purposes of retrocession of the reinsured business; (2) during the course of external audits; (3) to consult any tax advisor regarding the U.S. federal income tax treatment or tax structure of this Agreement; or (4) to subcontractors that require Company Confidential Information in order to provide services to THE REINSURER.

In the event that Company Confidential Information in THE REINSURER’s possession is disclosed to an unauthorized third party, THE REINSURER shall immediately advise THE COMPANY and take steps to prevent further disclosure.

b.	Confidentiality of Personal Information

“Personal Information,” which means information provided by or at the direction of THE COMPANY, or to which access was provided in the course of THE REINSURER’s performance of the Agreements that (i) identifies an individual (by name, signature, address, telephone number or other unique identifier), or (ii) that can be used to authenticate that individual (including, without limitation, passwords or PINs, biometric data, unique identification numbers, answers to security questions, or other personal identifiers). An individual’s social security number, even in isolation, is Personal Information. THE COMPANY business contact information is not by itself Personal Information.

THE REINSURER acknowledges that in the course of its engagement by THE COMPANY, THE REINSURER may receive or have access to Personal Information. In recognition of the foregoing, THE REINSURER covenants and agrees that:

•	It will keep and maintain all Personal Information in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure;

•

It will use and disclose Personal Information solely for the purposes for which such information, or access to it, is provided pursuant to the terms of this Agreement, and will not use or disclose such information for THE REINSURER’s own purposes or for the benefit of anyone other than THE COMPANY, except that THE REINSURER may use Personal Information for its own internal risk management;

•	It will not, directly or indirectly, disclose Personal Information to anyone outside THE COMPANY, except with THE COMPANY’s prior written consent as permitted under the terms of this Agreement; and

•

It shall, upon the earlier of (i) completion of an engagement or termination of this Agreement, (ii) determination that it has no need for Personal Information, or (iii) at any time THE COMPANY requests, dispose of all records, electronic or otherwise (including all backup records and/or other copies thereof) regarding or including any Personal Information that THE REINSURER may then possess or control. Notwithstanding the preceding sentence, REINSURER may retain one copy of the

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Personal Information if it is required to do so by applicable law, regulation, or its written records retention program. All such Personal Information shall be protected as required by this section, which shall survive termination of this Agreement. Disposal may be achieved, at THE COMPANY’s option, through prompt delivery of the records to THE COMPANY or destruction pursuant to THE REINSURER’s written policy governing such destruction and in a manner that renders the records unreadable and undecipherable by any means. REINSURER agrees to destroy all such personal information at expiration of period for which it is required to retain personal information to the standard of this Agreement. Upon any occurrence of (i), (ii), or (iii) above, THE REINSURER shall promptly certify in writing to THE COMPANY, in a form acceptable to THE COMPANY and executed by an authorized officer of THE REINSURER, that all such Personal Information has been destroyed or returned.

THE REINSURER shall be permitted to disclose Personal Information only to its employees having a need to know such information in connection with the performance of this Agreement. THE REINSURER shall instruct all employees as to their obligations under this Agreement. THE REINSURER shall be responsible for all employees’ compliance with the terms of this Agreement. If THE REINSURER is required by law to disclose Personal Information, THE REINSURER shall promptly notify THE COMPANY in writing in advance of such disclosure, and provide THE COMPANY with copies of any related information so that THE COMPANY may take appropriate action to protect the Personal Information.

Notwithstanding the foregoing, it is understood and agreed that THE REINSURER may disclose Personal Information as required by an arbitration panel deciding a dispute arising under this agreement or in accordance with applicable law, court order, or as required by any regulatory authority having jurisdiction over THE REINSURER. THE REINSURER shall be permitted to disclose Personal Information if the proposed recipient of Personal Information has agreed in writing to protect the Personal Information to the standards of this section in the following circumstances: (1) for purposes of retrocession of the reinsured business; (2) during the course of external audits; (3) to consult any tax advisor regarding the U.S. federal income tax treatment or tax structure of this Agreement; or (4) to subcontractors that require Personal Information in order to provide services to THE REINSURER.

THE REINSURER acknowledges that the disclosure of Personal Information may cause irreparable injury to THE COMPANY and damages, which may be difficult to ascertain. Therefore, THE COMPANY shall, upon a disclosure or threatened disclosure of any Personal Information, be entitled to injunctive relief, and THE REINSURER shall not object to the entry of an injunction or other equitable relief against THE REINSURER on the basis of an adequate remedy at law, lack of irreparable harm or any other reason.

THE REINSURER agrees to comply with any and all privacy and/or security policies, rules and practices, as THE COMPANY may publish on its external website for vendors: http://www.prudential.com/prudentialvendorpolicies.

THE REINSURER shall notify THE COMPANY, promptly and without unreasonable delay, but in no event more than two (2) business days of learning that unauthorized access to, disclosure of, or breach in the security of Personal Information may have occurred or been attempted (a “Security Incident”). Thereafter, THE REINSURER shall, at its own cost and expense:

•	Promptly furnish to THE COMPANY full details of the Security Incident;
•	Assist and cooperate fully with THE COMPANY in THE COMPANY’s investigation of THE REINSURER, employees or third parties related to the

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Security Incident, including but not limited to providing THE COMPANY with reasonable physical access to the facilities and operations affected, facilitating interviews with employees and others involved in the matter, and making available all relevant records, logs, files, and data;

•	Cooperate with THE COMPANY in any litigation or other formal action against third parties deemed necessary by THE COMPANY to protect its rights; and
•	Promptly use its best efforts to prevent a recurrence of any such Security Incident.

In addition to the foregoing, THE REINSURER agrees that in the event of a Security Incident, THE COMPANY shall have the sole right to determine (i) whether notice is to be provided to any individuals, regulators, law enforcement agencies, consumer reporting agencies, or others as required by law or regulation, or in THE COMPANY’s discretion; and (ii) the contents of such notice, whether any type of remediation may be offered to affected persons, and the nature and extent of any such remediation. Any such notice or remediation shall be at THE REINSURER’s sole cost and expense.

THE REINSURER certifies that its treatment of Personal Information is in compliance with applicable laws and/or regulations with respect to privacy and data security and that it has implemented and currently maintains an effective information security program that includes administrative, technical, and physical safeguards to (a) ensure the security and confidentiality of Personal Information; (b) to protect against any anticipated threats or hazards to the security or integrity of such Personal Information; and (c) to protect against unauthorized access to, destruction, modification, disclosure or use of Personal Information which could result in substantial harm or inconvenience to The COMPANY, or to any person who may be identified by such Personal Information. THE REINSURER shall immediately notify THE COMPANY if THE REINSURER is in material breach of this Section. At THE COMPANY’s request, THE REINSURER agrees to certify in writing to THE COMPANY, its compliance with the terms of this Section.

Notwithstanding any remedy of a material breach of this Section, THE COMPANY reserves the right to terminate this Agreement for new business and recapture all inforce business immediately upon written notice to THE REINSURER should such material breach occur, and THE COMPANY may pursue all such remedies as may be available to it at law or in equity.

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In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of October 1, 2008.

PRUDENTIAL LIFE INSURANCE COMPANY OF AMERICA	GENERAL RE LIFE CORPORATION
By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

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